                               THE WORLD FUNDS, INC.

                                Distribution Plan
                                       Of
                          THIRD MILLENNIUM RUSSIA FUND

         This Plan of Distribution (the "Plan") has been adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act") by The World Funds, Inc. (the "Fund") for the Class B shares of the Fund's Third Millennium Russia Fund series (the "Series"). The Plan has been approved by a majority of the Fund's Board of Directors, including a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "12b-1 Directors"), by votes cast in person at a meeting called for the purpose of voting on the Plan.1 The Fund contemplates that the Plan shall operate as a compensation Plan.

         The Plan provides that:

         1. Subject to the limits on payments under the Plan set forth herein, or in any annual budget approved by the Fund and the Distributor, the Fund shall pay to the Distributor, or others through the Distributor, the amounts called for under the Plan. Such payments shall be applied by the Distributor for all expenses incurred by such parties in the promotion and distribution of the Series' shares. For this purpose, expenses authorized under the Plan include, but are not limited to, printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, salaries and benefits of employees involved in sales of shares, telephone expenses, meeting and space rental expenses, underwriter's spreads, interest charges on funds used to finance activities under this Plan, and other distribution-related expenses, as well as any service fees paid to securities dealers or others who have executed an agreement with the Fund or its affiliates.

         2. The following agreements are deemed to be "agreements under the Plan" and the form of each such agreement, and any material amendments thereto, shall be approved as required under the Rule:

                 a. Any Distribution Agreement between the Fund and its National Distributor, or any other distributor of shares in privity with the Fund.

                 b.       The National Distributor's Selling Dealer Agreement.

Purchase orders for goods and services acquired from persons who are not affiliates of the Fund are not deemed to be agreements under this Plan.

         3. The maximum aggregate amount which may be reimbursed by the Fund under this Plan is 0.25% per annum of the average daily net assets of the Series' shares. The amount so paid shall be accrued daily, and payment thereon shall be made monthly by the Fund.

         4. It is anticipated that amounts paid by the Fund under this Plan shall be used to pay service and maintenance fees for shareholder servicing and maintenance of shareholder accounts by other providers.

         5. The Distributor shall collect and disburse payments made under this Plan, and shall furnish to the Board of Directors of the Fund for its review on a quarterly basis, a written report of the monies reimbursed to the Distributor and others under the Plan, and shall furnish the Board of Directors of the Fund with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

         6. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Fund's Board of Directors, including the non-interested Directors, cast in person at a meeting called for the purpose of voting on the Plan.

         7. The Plan, or any agreements entered into pursuant to the Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the non-interested Directors, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Fund and the Fund's investment adviser.

         8. The Plan and any agreements entered into pursuant to the Plan may not be amended to increase materially the amount to be spent by the Fund for distribution pursuant to paragraph 3 of this Plan without approval by a majority of the Fund's outstanding voting securities.

         9. All material amendments to the Plan, or any agreements entered into pursuant to the Plan, shall be approved by the Board, including a majority of the 12b-1 Directors, cast in person at a meeting called for the purpose of voting on any such amendment.

         10. So long as the Plan is in effect, the selection and nomination of the Fund's 12b-1 Directors shall be committed to the discretion of such 12b-1 Directors.

         11. This Plan shall take effect on the 21st day of September, 1998.

         This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Fund and the Distributor as evidenced by their execution hereof.

                                                     The World Funds, Inc.

                                                     By: /s/ John Pasco, III


                                                    First Dominion Capital Corp.

                                                     By: John Pasco, III

         In its consideration of the Plan, the Board of Directors considered the proposed schedule and nature of payments under the Plan. The Board of Directors concluded that the proposed reimbursement of the Company's principal underwriter, First Dominion Capital Corp. (the "Distributor"), for distribution expenses under the Plan is fair and not excessive. Accordingly, the Board determined that the Plan should provide for such reimbursement and that adoption of the Plan would be prudent and in the best interests of the Fund and the Series' shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund, the Series and the Series' shareholders.